Exhibit 99.1

For Immediate Release	Contact: Tim McIntyre, Executive Vice President, Communication, Investor Relations and Legislative Affairs (734) 930-3563

Domino’s Pizza® Announces Third Quarter 2019 Financial Results

Global retail sales growth of 5.8%, or 7.5% excluding foreign currency impact

U.S. same store sales growth of 2.4%

International same store sales growth of 1.7%

Global net store growth of 214

Diluted EPS up 5.1% to $2.05

Company announces new two- to three-year outlook

ANN ARBOR, Michigan, October 8, 2019: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world based on global retail sales, announced results for the third quarter, comprised of growth in global retail sales and earnings per share. Global retail sales increased 5.8% in the third quarter, or 7.5% without the negative impact of changes in foreign currency exchange rates. U.S. same store sales grew 2.4% during the quarter versus the prior year quarter, continuing the positive sales momentum in the Company’s U.S. business. The international division also posted positive results, with same store sales growth of 1.7% during the quarter. The third quarter marked the 103rd consecutive quarter of international same store sales growth and the 34th consecutive quarter of U.S. same store sales growth. The Company had third quarter global net store growth of 214 stores, comprised of 40 net new U.S. stores and 174 net new international stores.

Diluted EPS was $2.05 for the third quarter of 2019, up 5.1% over the prior year quarter, primarily resulting from higher income from operations, offset in part by a higher effective tax rate.

During the third quarter of 2019, the Company repurchased and retired 384,338 shares of its common stock under its Board of Directors-approved share repurchase program for approximately $93.7 million, or an average price of $243.79 per share. On October 4, 2019, the Company’s Board of Directors authorized a new share repurchase program to repurchase up to $1.0 billion of the Company’s common stock.

On October 4, 2019, the Company’s Board of Directors declared a $0.65 per share quarterly dividend for shareholders of record as of December 13, 2019 to be paid on December 27, 2019.

“It was a good quarter for Domino’s, as we continue to lean on our fundamental strength against a unique competitive environment,” said Ritch Allison, Domino’s Chief Executive Officer. “Strong unit growth and positive comps yielded a solid and balanced quarter of retail sales growth across both the U.S. and international businesses. We remain steadfastly focused on driving profitable growth for the Domino’s system, and most importantly, for our franchisees.”

Third Quarter 2019 Highlights:

(dollars in millions, except per share data)	Third Quarter of 2019	Third Quarter of 2018	Three Fiscal Quarters of 2019	Three Fiscal Quarters Of 2018
Net income	$86.4	$84.1	$271.4	$250.3
Weighted average diluted shares	42,040,291	43,067,191	42,158,447	43,675,627
Diluted EPS	$2.05	$1.95	$6.44	$5.73
Items affecting comparability (1)	—	—	—	0.07

Diluted EPS, as adjusted (1)	$2.05	$1.95	$6.44	$5.80

(1)	Refer to the Financial Results Comparability section on page three and the Comments on Regulation G section on pages four and five for additional details.

•

Revenues increased $34.8 million, or 4.4%, in the third quarter of 2019. This increase was primarily due to an increase in worldwide store counts during the trailing four quarters as well as U.S. and international same store sales growth, resulting in higher supply chain and global franchise revenues. The increase in international franchise revenues was partially offset by the negative impact of changes in foreign currency exchange rates. These increases in revenues were also partially offset by lower U.S. Company-owned store revenues resulting from the previously disclosed sale of 59 Company-owned stores to certain of our existing U.S. franchisees during the second quarter of 2019.

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Domino’s Pizza: Q3 2019 Earnings Release, Page Two

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Net Income increased $2.3 million, or 2.7%, in the third quarter of 2019. This increase was primarily driven by higher royalty revenues from U.S. and international franchised stores and higher supply chain volumes. The increase in net income was partially offset by lower tax benefits from equity-based compensation as compared to the prior year quarter. A pre-tax gain of $5.9 million recognized from the sale of 12 Company-owned stores in the third quarter of 2018 also partially offset the increase in net income.

•

Diluted EPS was $2.05 in the third quarter of 2019 versus $1.95 in the third quarter of 2018, which represents an increase of 5.1%. The increase in diluted EPS was driven by higher net income, as well as lower diluted share count, primarily as a result of the Company’s share repurchases made during the trailing four quarters. (See the Financial Results Comparability section on page three for additional details.)

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on pages four and five for additional details.

	Third Quarter of 2019	Third Quarter of 2018
Same store sales growth: (versus prior year period)
U.S. Company-owned stores (1)	+ 1.7%	+ 4.9%
U.S. franchise stores (1)	+ 2.5%	+ 6.4%

U.S. stores	+ 2.4%	+ 6.3%

International stores (excluding foreign currency impact)	+ 1.7%	+ 3.3%

Global retail sales growth: (versus prior year period)
U.S. stores	+ 6.0%	+11.0%
International stores	+ 5.7%	+5.7%

Total	+ 5.8%	+8.3%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 6.0%	+11.0%
International stores	+ 9.1%	+9.9%

Total	+ 7.5%	+10.4%

(1)

As previously disclosed, during the second quarter of 2019, the Company sold 59 U.S. Company-owned stores to certain of its existing U.S. franchisees. The same store sales growth for these stores is reflected in U.S. franchise stores in the third quarter of 2019.

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Store counts:
Store count at June 16, 2019	333	5,612	5,945	10,369	16,314
Openings	—	43	43	203	246
Closings	—	(3)	(3)	(29)	(32)

Store count at September 8, 2019	333	5,652	5,985	10,543	16,528

Third quarter 2019 net store growth	—	40	40	174	214

Trailing four quarters net store growth (2)	6	228	234	940	1,174

(2)

Trailing four quarters net store growth does not include the effect of transfers. In the second quarter of 2019, the Company sold 59 U.S. Company-owned stores to certain of its existing U.S. franchisees.

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Domino’s Pizza: Q3 2019 Earnings Release, Page Three

The Company also announced a new long-range outlook for certain business metrics. This new two- to three-year outlook replaces the Company’s prior three- to five-year outlook.

Updated Outlook:

Business Metrics	New 2-3 Year Outlook	Prior 3-5 Year Outlook
Global retail sales growth	7-10%	8-12%
U.S. same store sales growth	2-5%	3-6%
International same store sales growth	1-4%	3-6%
Global net store growth	6-8%	6-8%

Conference Call Information

The Company will file its Quarterly Report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its third quarter 2019 financial results. The call can be accessed by dialing (866) 470-5929 (U.S./Canada) or (409) 217-8311 (International). Ask for the Domino’s Pizza conference call, ID 7185367. The call will also be webcast, and will be archived for one year, on biz.dominos.com.

Financial Results Comparability

Financial results for the Company can be significantly affected by changes in our capital structure, our effective tax rate, adoption of new accounting guidance, store portfolio changes and other factors. Our recapitalization transactions have historically resulted in higher net interest expense due primarily to higher net debt levels, as well as the amortization of debt issuance costs associated with the repayment of certain of the Company’s notes. Additionally, repurchases and retirements of the Company’s common stock pursuant to our existing share repurchase program have reduced our weighted average diluted shares outstanding.

In addition to the above factors impacting comparability, the table below presents certain other items that affect comparability between 2019 and 2018 financial results. Management believes that including such information is critical to an understanding of the Company’s financial results for the three fiscal quarters of 2019 as compared to the same periods in 2018 (refer to the Comments on Regulation G section on pages four and five for additional details).

	Three Fiscal Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact
2018 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$(532)	$(411)	$(0.01)
Interest expense (2)	(142)	(110)	—
Debt issuance cost write-off (3)	(3,164)	(2,446)	(0.06)

Total of 2018 items	$(3,838)	$(2,967)	$(0.07)

(1)

Represents legal, professional and administrative fees incurred in connection with the Company’s 2018 recapitalization transaction in which certain of the Company’s subsidiaries issued notes pursuant to an asset-backed securitization (the “2018 Recapitalization”). The notes consisted of $425.0 million of Series 2018-1 4.116% Fixed Rate Senior Secured Notes, Class A-2-I and $400.0 million of Series 2018-1 4.328% Fixed Rate Senior Secured Notes, Class A-2-II (collectively, the “2018 Notes”).

(2)

Represents interest expense the Company incurred on its 2015 five-year fixed rate notes subsequent to the closing of the 2018 Recapitalization but prior to the repayment of the 2015 five-year fixed rate notes, resulting in the payment of interest on both the 2015 five-year fixed rate notes and 2018 Notes for a short period of time.

(3)	Represents the write-off of debt issuance costs related to the extinguishment of the 2015 five-year fixed rate notes in connection with the 2018 Recapitalization.

Share Repurchases

During the third quarter of 2019, the Company repurchased and retired 384,338 shares of its common stock under its Board of Directors-approved share repurchase program for approximately $93.7 million, or an average price of $243.79 per share. As of September 8, 2019, the end of the third quarter, the Company’s total remaining authorized amount for share repurchases was approximately $53.6 million.

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Domino’s Pizza: Q3 2019 Earnings Release, Page Four

On October 4, 2019, the Company’s Board of Directors authorized a new share repurchase program to repurchase up to $1.0 billion of the Company’s common stock. This repurchase program replaces the remaining availability of approximately $53.6 million under the Company’s existing $750.0 million share repurchase program.

Liquidity

As of September 8, 2019, the Company had approximately:

•	$66.7 million of unrestricted cash and cash equivalents;

•	$3.44 billion in total debt; and

•	$126.9 million of available borrowings under its $175.0 million variable funding notes, net of letters of credit issued of $48.1 million.

Net cash provided by operating activities was $324.6 million during the three fiscal quarters of 2019. The Company invested $42.7 million in capital expenditures during the three fiscal quarters of 2019. Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $281.9 million during the three fiscal quarters of 2019 (refer to Comments on Regulation G section below for additional details).

(in thousands)	Three Fiscal Quarters of 2019
Net cash provided by operating activities	$324,596
Capital expenditures	(42,676)

Free cash flow	$281,920

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow metrics and measures related to items affecting comparability between fiscal quarters and other fiscal periods. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. Global retail sales growth is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. Global retail sales growth, excluding foreign currency impact is calculated as the change of international local currency global retail sales against the comparable period of the prior year.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported diluted EPS, adjusted for the items that affect comparability to the prior year periods. The most directly comparable financial measure calculated and presented in accordance with GAAP is diluted EPS. The Company believes that the diluted EPS, as adjusted, measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses diluted EPS, as adjusted, to internally evaluate operating performance, to evaluate itself against its peers and in long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

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Domino’s Pizza: Q3 2019 Earnings Release, Page Five

The Company uses “Free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world based on retail sales, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 16,500 stores in over 85 markets. Domino’s had global retail sales of over $13.5 billion in 2018, with nearly $6.6 billion in the U.S. and more than $6.9 billion internationally. In the third quarter of 2019, Domino’s had global retail sales of over $3.2 billion, with over $1.6 billion in the U.S. and over $1.6 billion internationally. Its system is comprised of independent franchise owners who accounted for 98% of Domino’s stores as of the third quarter of 2019. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2018 from digital channels. In the U.S., Domino’s generates over 65% of sales via digital channels and has developed several innovative ordering platforms, including those developed for Google Home, Facebook Messenger, Apple Watch, Amazon Echo and Twitter – as well as Domino’s HotSpots®, an ordering platform featuring over 200,000 unique, non-traditional delivery locations. In late 2017, Domino’s began an industry-first test of self-driving vehicle delivery, and in June 2019 announced a partnership with Nuro, furthering its exploration and testing of autonomous pizza delivery.

Order – dominos.com

AnyWare Ordering – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – twitter.com/dominos

Facebook – facebook.com/dominos

Instagram – instagram.com/dominos

YouTube – youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

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Domino’s Pizza: Q3 2019 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, the growth of our U.S. and international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with our franchisees and their ongoing level of profitability; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy and consumer protection; adverse legal judgments or settlements; food-borne illness or contamination of products; data breaches, power loss, technological failures, user error or other cyber risks; the effect of war, terrorism or catastrophic events; our ability to pay dividends and repurchase shares; changes in consumer preferences, spending and traffic patterns and demographic trends; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

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Domino’s Pizza: Q3 2019 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	September 8, 2019	% of Total Revenues	September 9, 2018	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$94,575		$118,540
U.S. franchise royalties and fees	97,047		89,427
Supply chain	485,110		445,096
International franchise royalties and fees	54,586		50,424
U.S. franchise advertising	89,494		82,478

Total revenues	820,812	100.0%	785,965	100.0%

Cost of sales:
U.S. Company-owned stores	71,610		92,998
Supply chain	432,951		397,688

Total cost of sales	504,561	61.5%	490,686	62.4%

Operating margin	316,251	38.5%	295,279	37.6%

General and administrative	83,728	10.2%	80,369	10.2%
U.S. franchise advertising	89,494	10.9%	82,478	10.6%

Income from operations	143,029	17.4%	132,432	16.8%
Interest expense, net	(32,784)	(4.0)%	(33,184)	(4.2)%

Income before provision for income taxes	110,245	13.4%	99,248	12.6%
Provision for income taxes	23,872	2.9%	15,153	1.9%

Net income	$86,373	10.5%	$84,095	10.7%

Earnings per share:
Common stock – diluted	$2.05		$1.95

Domino’s Pizza: Q3 2019 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
	September 8, 2019	% of Total Revenues	September 9, 2018	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$323,026		$358,521
U.S. franchise royalties and fees	289,349		266,335
Supply chain	1,424,787		1,326,076
International franchise royalties and fees	164,145		154,182
U.S. franchise advertising	267,115		245,618

Total revenues	2,468,422	100.0%	2,350,732	100.0%

Cost of sales:
U.S. Company-owned stores	247,516		278,012
Supply chain	1,265,695		1,183,996

Total cost of sales	1,513,211	61.3%	1,462,008	62.2%

Operating margin	955,211	38.7%	888,724	37.8%

General and administrative	262,640	10.7%	251,053	10.7%
U.S. franchise advertising	267,115	10.8%	245,618	10.4%

Income from operations	425,456	17.2%	392,053	16.7%
Interest expense, net	(100,089)	(4.0)%	(97,938)	(4.2)%

Income before provision for income taxes	325,367	13.2%	294,115	12.5%
Provision for income taxes	53,985	2.2%	43,785	1.9%

Net income	$271,382	11.0%	$250,330	10.6%

Earnings per share:
Common stock – diluted	$6.44		$5.73

Domino’s Pizza: Q3 2019 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 8, 2019	December 30, 2018
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$66,706	$25,438
Restricted cash and cash equivalents	177,292	166,993
Accounts receivable, net	185,403	190,091
Inventories	51,010	45,975
Prepaid expenses and other	15,438	25,710
Advertising fund assets, restricted	109,490	112,744

Total current assets	605,339	566,951
Property, plant and equipment, net	216,210	234,939
Operating lease right-of-use assets	227,495	—
Other assets	111,228	105,495

Total assets	$1,160,272	$907,385

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$35,935	$35,893
Accounts payable	95,657	92,546
Operating lease liabilities	32,203	—
Advertising fund liabilities	104,945	107,150
Other accrued liabilities	152,505	144,154

Total current liabilities	421,245	379,743
Long-term liabilities:
Long-term debt, less current portion	3,407,101	3,495,691
Operating lease liabilities	202,128	—
Other accrued liabilities	65,447	71,872

Total long-term liabilities	3,674,676	3,567,563
Total stockholders’ deficit	(2,935,649)	(3,039,921)

Total liabilities and stockholders’ deficit	$1,160,272	$907,385

Domino’s Pizza: Q3 2019 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Fiscal Quarters Ended
	September 8, 2019	September 9, 2018
(In thousands)
Cash flows from operating activities:
Net income	$271,382	$250,330
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,982	35,770
Loss (gain) on sale/disposal of assets	3,141	(5,187)
Amortization of debt issuance costs	3,288	6,581
Provision for deferred income taxes	1,627	1,737
Non-cash compensation expense	13,269	15,660
Excess tax benefits from equity-based compensation	(19,670)	(22,722)
Other	774	356
Changes in operating assets and liabilities	16,214	(25,580)
Changes in advertising fund assets and liabilities, restricted	(6,411)	5,574

Net cash provided by operating activities	324,596	262,519

Cash flows from investing activities:
Capital expenditures	(42,676)	(65,074)
Proceeds from sale of assets	9,738	8,213
Maturities of advertising fund investments, restricted	30,152	44,007
Purchases of advertising fund investments, restricted	—	(50,152)
Other	(351)	(2,357)

Net cash used in investing activities	(3,137)	(65,363)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	905,000
Repayments of long-term debt and finance lease obligations	(91,860)	(595,067)
Proceeds from exercise of stock options	10,122	8,967
Purchases of common stock	(105,149)	(429,190)
Tax payments for restricted stock upon vesting	(5,820)	(6,849)
Payments of common stock dividends and equivalents	(53,598)	(46,720)
Cash paid for financing costs	—	(8,207)

Net cash used in financing activities	(246,305)	(172,066)

Effect of exchange rate changes on cash	139	(235)

Change in cash and cash equivalents, restricted cash and cash equivalents	75,293	24,855

Cash and cash equivalents, beginning of period	25,438	35,768
Restricted cash and cash equivalents, beginning of period	166,993	191,762
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	44,988	27,316

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	237,419	254,846

Cash and cash equivalents, end of period	66,706	84,600
Restricted cash and cash equivalents, end of period	177,292	168,170
Cash and cash equivalents included in advertising fund assets, restricted, end of period	68,714	26,931

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$312,712	$279,701

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